Exhibit 99.2

METREOS CORPORATION

2000 STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

ISO NO.

This option is granted on                                         , by Metreos Corporation (the “Corporation”) to                                          (“Optionee”) in accordance with the following terms and conditions:

1. Option Grant and Exercise Period. The grant is governed by the Metreos Corporation 2000 Stock Option and Incentive Plan (the “Plan”), and any amendments to the Plan as approved by the shareholders. Pursuant to the Plan and this Agreement, the Corporation has granted to the Optionee an Option (the “Option”) to purchase an aggregate of                      shares (the “Option Shares”) of the common stock of the Corporation, $0.01 par value per share (“Common Stock”), at a price per share equal to $                     (the “Exercise Price”). A copy of the Plan, as currently in effect, is attached to this Agreement and incorporated herein by reference.

Subject to the vesting schedule set forth herein, this Option shall be exercisable only during the period (the “Exercise Period”) commencing on                                          (the “Commencement Date”), and ending at 5:00 p.m., CST, on                                         , such later time and date being referred to as the “Expiration Date.” This Option shall vest and become exercisable in its entirety one year after execution of this Agreement.

2. Method of Exercise of this Option. This Option may be exercised during the Exercise Period by giving written notice to the Corporation specifying the number of Option Shares to be purchased. The notice must be in the form prescribed by the committee referred to in Section 3 of the Plan or its successor (the “Committee”) and directed to the address set forth in Section 9 below. The date of exercise is the date on which such notice is received by the Corporation. Such notice must be accompanied by payment in full of the Exercise Price for the Option Shares to be purchased upon such exercise. Payment shall be made either (i) in cash, which may be in the form of a check, bank draft or money order payable to the Corporation, or (ii) if the Committee shall have previously approved such form of payment, by delivering shares of Common Stock already owned by the Optionee having a “Market Value” (as defined in the Plan as in effect on the date of the grant of this Option) equal to the applicable exercise price, or (iii) if the Committee shall have previously approved such form of payment, a combination of cash and such shares. Promptly after such payment, subject to Section 3 below, the Corporation shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person).

3. Delivery and Registration of Shares of Common Stock. The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee or any other person to whom such shares are to be delivered in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities law or regulation. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities law or regulation. The Corporation shall not be required to deliver any shares upon exercise of this Option prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4. Transferability of this Option. This Option may not be assigned, encumbered or transferred except as provided in the Plan. Except as provided herein, this Option is exercisable during the Optionee’s lifetime only by the Optionee. The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any permitted assignee, or successor to, Optionee.

5. Termination of Service or Death of the Optionee. Except as provided in the Plan, this Option shall not be exercisable unless the Optionee, at the time Optionee exercises this Option, has maintained “Continuous Service” (as defined in the Plan as in effect on the date of the grant of this Option) since the date of the grant of this Option.

6. Notice of Transfer. The Optionee or any person to whom the Option or the Option Shares shall have been transferred in accordance with the Plan promptly shall give notice to the Corporation within the later of (i) two years from the date of grant of this Option, or (ii) one year from the date of exercise of this Option. Such notice shall specify the number of Option Shares sold or otherwise disposed of and be directed to the address set forth in Section 9 below.

7. Shareholder Rights Not Granted by this Option. The Optionee is not entitled by virtue hereof to any rights of a shareholder of the Corporation or to notice of meetings of shareholders or to notice of any other proceedings of the Corporation.

8. Withholding Tax. Where the Optionee or another person is entitled to receive Option Shares pursuant to the exercise of this Option, the Corporation shall have the right to require the Optionee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its affiliates is required to withhold with respect to such

Option Shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld or in lieu of any of the foregoing, to withhold a sufficient sum from the Optionee’s compensation payable by the Corporation to satisfy the Corporation’s tax withholding requirements. The Corporation’s method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

9. Notices. All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of Metreos Corporation, 2414 Longview Street, No. 206, Austin, Texas 78705. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address noted below. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

10. Plan and Plan Interpretations as Controlling. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling, including in the event of conflict. All determinations and interpretations of the Committee shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising under this Agreement or under the Plan.

11. Optionee Service. Nothing in this Option shall limit the right of the Corporation or any of its affiliates to terminate the Optionee’s service as a director, officer or employee, or otherwise impose upon the Corporation or any of its affiliates any obligation to employ or accept the services of the Optionee.

12. Optionee Acceptance. The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy of this Agreement to the Corporation at the address set forth in Section 9 above. In signing this Agreement, the Optionee acknowledges that the Option was awarded pursuant to the Plan.

13. Option of the Corporation to Purchase Shares Upon Termination of Employment.

A. In the event that Optionee shall have been issued shares by the Corporation pursuant to Optionee’s exercise of the Option, and in the further event of the termination of employment relationship of such Optionee at any time and for any reason whatsoever, the Corporation shall have the option (but shall not be obligated) to purchase any or all of the shares owned by Optionee and Optionee’s estate, executors or administrators, personal or legal representatives, and transferees (direct or indirect). For purposes of this Article and Articles 13 hereof, any reference to Optionee shall (when applicable) be deemed to be and include references to Optionee’s estate, executors or administrators, personal or legal representatives and transferees (direct or indirect).

B. The option specified in Section 13A hereof, to the extent applicable, may be exercised by the Corporation at any time after the termination of employment relationship of Optionee with the Corporation by the sending of Registered Notice (as defined in Section 14C hereof) of such exercise to Optionee, specifying the time and date on which payment to Optionee of the purchase price, as determined in accordance with Section 13D hereof, of such shares of Optionee to be purchased by the Corporation is to be made and the number of shares to be so purchased by the Corporation. The date specified shall not be later than sixty (60) days after the date such Registered Notice is sent. Settlement shall be held on the purchase of Optionee’s Shares under this Article 13 at the principal executive office of the Corporation or at such other place as the Corporation shall notify Optionee. At settlement, Optionee shall deliver to the Corporation the materials required pursuant to Article 13 hereof and, simultaneously therewith, the Corporation shall deliver to Optionee a good check in the amount of the purchase price of the Shares being purchased by the Corporation.

C. In the event that Optionee is unable to, or for any reason does not, deliver to the Corporation such certificate or certificates, stock powers or other instruments of transfer, duly endorsed and in accordance with the provisions of this Article 12 or Article 13 hereof, the Corporation may, in its sole discretion, deposit a check, in the total amount of the purchase price, as determined in accordance with Article 13 hereof, whichever is applicable with any bank doing business within sixty (60) miles of the Corporation’s principal executive office or with the accountant or accountants then servicing the Corporation, as agent or trustee, or in escrow for Optionee, to be held by such bank or accountant or accountants until withdrawn by Optionee. Upon such deposit by the Corporation, Optionee’s shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to the Corporation, and Optionee shall have no further rights with respect thereto.

D. The per share purchase price of the Shares to be purchased and sold pursuant to this Article 13 shall be the same price as the Exercise Price.

14. Right of First Refusal.

A. In the event that Optionee shall receive a Bona Fide Offer (as defined in Section 14B hereof) to purchase all (but not less than all) of Optionee’s shares then owned by Optionee (assuming Optionee has purchased some or all of the shares), and in the further event that Optionee is willing to accept such Bona Fide Offer, Optionee shall promptly send Notice (as defined in Section 14C hereof) to the Corporation, offering to sell such Shares to the Corporation at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer. The Corporation shall then have such rights and privileges, for the prescribed time periods, as are set forth in Section 14D hereof).

B. Whenever, in this Agreement, the term “Bona Fide Offer” is used, such term shall mean an offer in writing, signed by an offeror or offerors (who must be a person or persons financially capable of carrying out the terms of such Bona Fide Offer) not affiliated in any manner with, or related to, Optionee, in a form legally enforceable against such nonaffiliated and unrelated offeror or offerors.

C. Whenever, in this Agreement, the term “Registered Notice” is used, such term shall mean notice sent by hand delivery or by registered or certified mail (return receipt requested and first-class postage prepaid); and, if such Registered Notice is sent with respect to a Bona Fide Offer (as provided for in Section 14A hereof), such Registered Notice shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all terms and conditions, with the name(s), address(es) (both home and office) and business(es) or other occupation(s) of the nonaffiliated and unrelated offeror or offerors. Any notice which does not contain all such requisite information shall not be considered a “Registered Notice” for the purposes of this Agreement.

D. Whenever, under this Agreement, a Bona Fide Offer to purchase Shares has been received by Optionee, and Registered Notice thereof has been sent to the Corporation, the following procedure shall be complied with: For a period of thirty (30) days from its receipt of such Registered Notice, the Corporation shall have the right, at its sole option, to purchase the Shares so offered. The aforesaid right of the Corporation may be exercised by the Corporation by sending Registered Notice of such exercise to Optionee within such thirty (30)-day period. Such notice shall specify the time and date on which settlement in connection with the exercise of such right is to be made. The date specified shall not be later than ninety (90) days from the date of sending of such notice by the Corporation. Settlement shall be held on the purchase of Optionee’s Shares under this Article 14 at the principal executive office of the Corporation or at such other place as the Corporation and Optionee shall otherwise agree. At settlement, Optionee shall deliver to the Corporation the materials required by the Corporation and, simultaneously therewith, the Corporation shall deliver to Optionee the purchase price for such Shares in the amount, manner and form provided for in the Bona Fide Offer.

E. If the Corporation shall not elect, within such thirty (30)-day period, to purchase all of the Shares covered by the Bona Fide Offer, Optionee shall have the right to accept the Bona Fide Offer in whole (but not in part) and to sell such Shares, subject to the provisions and restrictions of this Agreement, but only in strict accordance with all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within ninety (90) days after the sending of the Registered Notice pursuant to Section 14A hereof. In the event that such sale is not fully consummated within ninety (90) days after the sending of such Registered Notice, the provisions of this Article 14 must again be complied with by Optionee before Optionee may sell all of Optionee’s Shares pursuant to this Article 14.

F. Notwithstanding any other provision of this Agreement, to the extent that there shall be a conflict between the provisions of this Article 14 and Article 13 hereof, the provisions of Article 13 hereof shall take precedence over the provisions of this Article 14, and this Article 14 shall be of no force or effect. Any option of the Corporation specified in this Article 14 or Article 13 hereof may be assigned by the Corporation to any person or entity and, in such event, any reference in this Agreement to such option of the Corporation (and the closing upon a purchase of any Shares thereunder) shall, unless the context otherwise requires, be deemed to be a reference to such other person or entity.

G. Strict compliance by Optionee shall be required with each and every provision of this Agreement and particularly with the procedures set forth in the provisions of Article 13 hereof and this Article 14.

15. Covenants Not to Compete or Hire Employees. It is recognized and understood by the parties hereto that Optionee, through Optionee’s association with the Corporation, shall acquire a considerable amount of knowledge and goodwill with respect to the business of the Corporation, which knowledge and goodwill are extremely valuable to the Corporation and which would be extremely detrimental to the Corporation if used by Optionee to complete with the Corporation. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Corporation, it is necessary to afford fair protection to the Corporation from such competition by Optionee. Consequently, as a material inducement to the Corporation to grant Optionee the Option, Optionee covenants and agrees that any knowledge and goodwill acquired during employment or engagement with the Corporation will not be used for the purpose of competing with the Corporation. Optionee further covenants and agrees that for the period commencing on the date of Optionee’s termination of employment or engagement for any reason whatsoever and ending two (2) years after Optionee’s termination of employment or engagement with the Corporation, Optionee shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of the Corporation at any time during the one (1)-year period prior to the date of Optionee’s termination of employment or engagement with the Corporation, whether for or on behalf of Optionee or for any entity in which Optionee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

METREOS CORPORATION

By:
Name:
Position:

ACCEPTED

By:
Name:
Address: